JPMorgan[LOGO]
                                  Private Bank

July 12, 2007

Private and Confidential
------------------------

Torrey Associates, LLC
Torrey U.S. Strategy Partners, LLC
505 Park Avenue,
New York, NY 10022

Ladies and Gentlemen:

     We understand that Torrey Associates, LLC (the "Advisor") and Torrey U.S. Strategy Partners, LLC, a Delaware limited liability company (the "Fund"), have engaged J.P. Morgan Securities Inc. and its private banking affiliates ("JPMorgan") as placement agent in connection with the offering and sale (the "Offering") on a private placement basis by the Fund of its limited liability company interests. The limited liability company interests in the Fund shall be referred herein as "Interests".

     1. Appointment of JPMorgan. The Advisor and the Fund have engaged JPMorgan to act as placement agent in arranging the Offering on a reasonable best efforts basis to "JPM Investors" (as such term is defined in the following paragraph). The Advisor acknowledges and agrees that JPMorgan's engagement hereunder is not an agreement by JPMorgan to underwrite or otherwise purchase any such Interests and JPMorgan shall have no liability to the Advisor if any prospective purchaser fails to consummate a purchase of any of the Interests.

     2. Investment by JPM Investors. JPMorgan intends to approach certain U.S. clients of JPMorgan, and certain JPMorgan portfolio managers and other fiduciaries acting as discretionary investment managers with respect to assets of such clients (the "JPM Investors") that may be interested in participating in the Offering. The JPM Investors will be approached with the reasonable assistance of and support from the Advisor and the Fund. It is anticipated that most of the JPM Investors will acquire Interests in the Fund through an affiliate of JPMorgan, acting as nominee (a "JPM Nominee"), although at the election of JPMorgan and with the Fund's consent, certain JPM Investors may invest directly in the Fund. The Advisor and the Fund commit to use good faith efforts in reserving a minimum of $300 million of the Interests for purchase by the JPM Investors directly or through a JPM Nominee on terms no less favorable to the JPM Investors than the terms offered to any other investor in the Fund investing an amount equal to or less than the amount invested by the JPM Investors in the aggregate (and subject to the fee arrangements with JPMorgan described below). It is anticipated that purchases by investors, including the JPM Investors, will occur on a monthly basis, or as otherwise provided in the Memorandum (as hereinafter defined). The parties hereto acknowledge and understand that the Fund reserves the right, in its sole discretion, to accept or reject, in whole or in part, an investor's (including a proposed JPM Investor's) subscription for Interests. The Fund will arrange for investments by JPM Investors monthly, or otherwise as permitted in accordance with the terms of the Memorandum.

     3. Fees to JPMorgan

     a. Origination Fee. In addition to the fees specified below, JPMorgan may charge an origination fee to the JPM Investors of up to 1% of their aggregate Investments (as defined in below) in the Fund. The origination fee will be in addition to, and will not reduce or otherwise be in limitation of, the Investments (as defined below) of the JPM Investors. The amount of the origination fee shall not constitute an investment in the Fund, and shall be disregarded for purposes of calculating fees to JPMorgan under this Agreement. JPMorgan shall provide appropriate disclosure to the JPM Investors that such fee is being charged by JPMorgan, and not the Advisor or the Fund, and shall not constitute a portion of their investment in the Fund.

         b. Fees. i. As compensation for its services hereunder, JPMorgan shall receive the following amounts in connection with Investments: (i) fees equal to 50% of the Management Fee or any comparable fee attributable to the Investments, which shall be payable by the Advisor within 14 days after payment of the applicable Management Fee by the Fund to the Advisor and (ii) fees equal to 50% of all Investor Servicing Fees charged by the Fund with respect to Investments in the Fund, payable directly by the Fund.

     ii. The terms Management Fee and Investor Servicing Fee shall have the meanings assigned to such terms in the Private Placement Memorandum for the Fund dated July 2007, as amended or supplemented, (collectively, the "Memorandum") as applicable, and the calculation of the Management Fee and Investor Servicing Fee shall be as set forth in the Memorandum.

     iii. The term "Investments" shall mean, collectively: (i) investments in Interests for which JPMorgan has acted as placement agent pursuant to this Agreement, (ii) investments in Interests made at any time by JPM Investors, and
(iii) additional investments in Interests made at any time by persons who made investments covered by clauses (i) and (ii) of this sentence. The Advisor acknowledges that any investor to whom JPMorgan sends the Memorandum or any other marketing materials approved by the Advisor for use in connection with the Offering shall be deemed to have been solicited by JPMorgan.

     4 Form of Payment. All payments hereunder shall be made to JPMorgan in U.S. dollars through a money transfer to an account to be designated in writing by JPMorgan.

     5. Expenses. Each party hereto shall be responsible for its own costs and expenses in performing its obligations hereunder.

     6. Method of Offering. The Advisor and the Fund and each of their affiliates have not offered and will not offer Interests, and JPMorgan will not offer Interests, in a manner that constitutes a public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). Without limiting the generality of the foregoing, the Advisor and the Fund have not engaged and will not engage, and JPMorgan has not engaged and will not engage, in any "general advertising" or "general solicitation" (within the meaning of Rule 501 under the Securities Act) in connection with its offer of Interests. Interests will be offered and sold exclusively to persons who JPMorgan reasonably believes (i) are "accredited investors" within the meaning of Rule 501 of Regulation D under the Securities Act and (ii) either is a "qualified purchaser" within the meaning of Section 2(a)(51) of the Investment Company Act of 1940, as amended, or has a net worth of more than $1.5 million. Without the prior written consent of the Advisor, JPMorgan will not offer or sell Interests to any person or in any manner that would require the Advisor, the Fund, the Interests or the Memorandum to be registered, licensed, qualified or approved by any financial services regulatory authority in any jurisdiction.

     7. Representations, Warranties and Covenants.

     a. The Advisor and the Fund represent and warrant to JPMorgan that this Agreement has been duly authorized, executed and delivered by the Advisor and the Fund and will constitute a valid and binding agreement of the Advisor and the Fund.

     b. The Advisor and the Fund have prepared the Memorandum for use in connection with the Offering. The Advisor and the Fund represent and warrant to JPMorgan that, at all times during the Offering, the Memorandum (and all supplements thereto) and any related marketing materials approved by the Advisor in writing or the Fund in writing for use in connection with the Offering by JPMorgan (including, without limitation, any fact sheet or flipbook presentation that is approved by the Advisor or the Fund for use in marketing), as updated by the Advisor or the Fund from time to time (the "Offering Materials") do not and will not contain any untrue statement of a material fact, and the Memorandum (and all supplements thereto) do not and will not omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, and that any forecasted financial, marketing or industry information contained in the Offering Materials will be based upon reasonable good faith estimates by the Advisor and the Fund.

     c. If any event occurs or condition exists as a result of which the Memorandum would include an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein not misleading, in the light of the circumstances when the Memorandum is delivered to a potential investor, or if, in the opinion of JPMorgan or the Advisor, it is necessary at any time to amend or supplement the Memorandum to comply with applicable law, the Advisor will notify JPMorgan of any such event, condition or opinion of the Advisor and shall prepare an amendment or supplement to the Memorandum, in such reasonable quantities as it may request, that will correct such statement or omission or effect such compliance and will supply such amended or supplemented Memorandum to JPMorgan.

     d. Each of the Fund and the Advisor have been duly formed with, and will at all times continue to maintain in full force and effect, all requisite power and authority, all necessary authorizations, approvals, orders, licenses, certificates and permits of and from all governmental regulatory officials and bodies, and all necessary rights, licenses and permits from other parties, to conduct business as described in the Memorandum.

     e. Neither the Fund nor the Advisor is and will not be in material violation of any laws, regulations or decrees of the jurisdiction in which it is domiciled or registered with a regulatory authority and which are applicable to it; the Advisor further agrees to perform its duties under this Agreement in a manner consistent with the U.S. Investment Advisers Act of 1940, as amended, and the rules thereunder.

     f. Interests to be or which may be issued by the Fund have been duly authorized by the Fund for issuance and sale and, when issued and delivered by the Fund, Interests will conform in all material respects to all statements relating to Interests contained in the Memorandum.

     g. The issuance and sale of Interests by the Fund and the execution, delivery and performance of the Advisor's obligations under this Agreement will not result in the material violation of any applicable law.

     h. All historical return data of the Fund that will be provided to JPMorgan for the express purpose of marketing Interests will be prepared in accordance with generally accepted accounting principles and practices then in effect in the United States (unless otherwise prominently noted) and will fairly present the financial condition and operations of the Fund.

     i. Any forecasted financial, market or performance information provided to JPMorgan for the express purpose of marketing Interests and any forecasts, estimates and expressions of opinion, intention and expectation contained in the Memorandum, will be prepared in good faith with a reasonable basis for the assumptions and the conclusions reached therein.

     j. JPMorgan is not and will not be in material violation of any laws, regulations or decrees of the jurisdictions in which it is domiciled or registered with a regulatory authority and which is applicable to it, which violation would have a material adverse effect on the ability of JPMorgan to discharge its duties hereunder.

     k. JPMorgan has been duly formed and will at all times continue to maintain in full force and effect, all material authorizations, approvals, orders, licenses, certificates and permits of and from all governmental regulatory officials and bodies of the jurisdictions in which it is domiciled or registered with a regulatory authority.

     l. Each party agrees that it will notify the other party promptly if any of the representations contained herein becomes materially inaccurate at any time during the period of JPMorgan's engagement hereunder.

     8. Nominees. The Fund and the Advisor acknowledge that it is currently contemplated that investments by JPM Investors will be made in the Fund through one or more JPM Nominees. Provided that at the time of investment the Fund is provided with the name, address and social security number or other tax identification number of each JPM Investor for which the JPM Nominee is acting, the Fund shall identify in its records each subscription by a JPM Nominee on behalf of a JPM Investor as a separate subscription by the JPM Investor, and shall calculate all fees, the period of time that a JPM Investor has invested in the Fund, Schedule K-1 and other tax information, voting/consent rights, default remedies and other matters separately with respect to each JPM Investor (as if each such JPM Investor were a separate investor in the Fund). The Fund, the Advisor and JPMorgan shall agree upon a form of subscription document to be executed by JPMorgan governing the investment by a JPM Investor. Such agreement shall contain appropriate representations and warranties regarding the eligibility of investors and compliance with applicable laws. As will be specified in the agreed upon form of subscription document, which shall govern, any and all representations and warranties made by a JPM Nominee in its role as nominee will be made solely on the basis of, and JPMorgan shall be entitled to reasonably rely upon, representations and warranties made to JPMorgan by the JPM Investor. In that regard, JPMorgan, solely in its capacity as nominee on behalf of a JPM Investor (and not in connection with its activities as placement agent hereunder), shall have no liability to the Fund in connection with the representations, warranties and agreements of the JPM Investors for whom the JPM Nominee is acting as nominee.

     9. Matters Relating to Engagement.

     a. The Advisor and the Fund acknowledge that JPMorgan has been retained solely to provide the services set forth herein. In rendering such services, JPMorgan shall act as an independent contractor, and any duties of JPMorgan arising out of its engagement hereunder shall be owed solely to the Advisor and the Fund.

     b. JPMorgan may not, without its prior written consent, be quoted or referred to in any document, release or communication prepared, issued or transmitted by the Advisor or the Fund (including any entity controlled by, or under common control with, them or any director, officer, employee or agent thereof).

     c. JPMorgan may from time to time perform various investment banking, commercial banking and financial advisory services for other clients and customers who may have conflicting interests with respect to the Advisor, the Fund, the Offering or any other funds or separate accounts managed by the Advisor or any of its affiliates. JPMorgan will not use confidential information obtained from the Advisor or the Fund pursuant to this engagement or its other relationships with the Advisor or the Fund in connection with the performance by JPMorgan of services for other companies or for any reason other than in connection with its providing the services contemplated hereunder and JPMorgan will not furnish any such information to other companies or persons. The Advisor and the Fund also acknowledge that JPMorgan has no obligation to use in connection with this engagement, or to furnish to the Advisor or the Fund, confidential information obtained from other companies.

     d. The Advisor and the Fund acknowledge that JPMorgan is not an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction. The Advisor and the Fund shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and JPMorgan shall have no responsibility or liability to the Advisor or the Fund with respect thereto except as provided hereunder.

     e. The Advisor and the Fund agree to provide JPMorgan in a timely manner information reasonably requested by JPMorgan regarding investments made by JPM Investors. Such information shall include, by series or series equivalent where capital accounting is used, the information described in Annex A hereto as well as other information reasonably requested by JPMorgan from time to time; provided that the Advisor and/or the Fund shall not be obligated to provide information protected by confidentiality agreements or which the Advisor and/or the Fund may not provide under applicable law. The Advisor agrees to use reasonable efforts to assist JPMorgan in marketing the Interests in such manner as JPMorgan may reasonably request from time to time including, without limitation, arranging direct contact, both in person and by telephone, between representatives of the Advisor and representatives of prospective investors in the Interests. The Advisor and the Fund also agree to participate in quarterly (or more often if reasonably requested by JPMorgan) telephonic conferences hosted by JPMorgan to update JPM Investors on the operations and performance of the funds in which such investors have invested.

     f. Upon the first investment in Interests by a JPM Investor, the Fund and the Advisor will deliver, or cause to be delivered, to JPMorgan, in each case in form and substance reasonably satisfactory to JPMorgan and its counsel: (i) a letter from the Advisor and the Fund stating that JPMorgan may rely on each of the representations, warranties and agreements made by the Fund in its limited liability company agreement, as amended and restated, and each purchase, subscription or other similar agreement with prospective investors as though such representations, warranties and agreements were made to and with JPMorgan; and (ii) copies of such other agreements, opinions (addressed to JPMorgan if requested), certificates and other documents as JPMorgan may reasonably request, including an opinion of Fund counsel to the effect that (A) the offer and sale of the Interests were exempt from registration under the Securities Act, (B) the Fund is validly registered as an "investment company" under the Investment Company Act, and (C) the Fund will be taxed as a partnership and not as a corporation for U.S. federal income tax purposes (including an opinion that the Fund will not be a "publicly traded partnership" for U.S. federal income tax purposes).

     g. With respect to any direct or indirect investment made by the Fund in any entity treated as a "passive foreign investment company" for U.S. federal income tax purposes, within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the "Code"), the Fund shall use all reasonable efforts to make an election to treat such entity as a "qualified electing fund" within the meaning of Section 1295 of the Code, unless the Fund has in effect a "mark-to-market" election under Section 475(f) of the Code.

     10. Confidentiality and Non-Disclosure.

     a. Except to the extent prohibited by law, JPMorgan shall seek to obtain and provide to the Advisor and the Fund such information as they may request for purposes of compliance with applicable securities and other laws. The Fund and the Advisor, , hereby agree that they and their affiliates will hold the names or identities of, or any other information regarding, the JPM Investors in strict confidence and will not disclose such information except for disclosure that is necessary in order to enforce obligations owed to the Fund or that is required by law. The Advisor agrees to be responsible for the performance of its affiliates with respect to the preceding sentence. The Advisor and the Fund, , hereby agree that they and their affiliates will not intentionally use such information specifically for the purpose of marketing interests in the Fund or any of their affiliates or in another pooled investment vehicle sponsored or managed by the Advisor or an affiliate to such JPM Investor without the prior written consent of JPMorgan, and if any such investor invests in such fund or pooled investment vehicle, JPMorgan shall be entitled to compensation from the Advisor and its affiliates as agreed in paragraph 3 above.

     b. Any financial arrangements, proposals or advice rendered by JPMorgan pursuant to this Agreement may not be disclosed in any manner without JPMorgan's prior written approval and shall be treated as confidential, except as required by law. The Fund and the Advisor may disclose information to any of their affiliates or their respective auditors, accountants or legal counsel; provided, that the party making such disclosure shall obtain an undertaking by such person to maintain the disclosed information confidential as provided herein. c. Notwithstanding anything herein to the contrary, any party (and each of such party's employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the United States income and franchise tax treatment and United States income and franchise tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party in connection with this Agreement relating to such tax treatment and tax structure, insofar as such treatment and/or structure relates to a United States income or franchise tax strategy provided to such party.

     11. Access to Information. The Advisor and the Fund agree to provide JPMorgan all the information reasonably requested by JPMorgan for the purpose of
(i) providing services as placement agent hereunder, (ii) ensuring that the information contained in the Offering Materials is not misleading and (iii) complying with all the requirements of applicable law, and will provide JPMorgan with reasonable access to the Fund's and the Advisor's key personnel, accountants, counsel, consultants and other appropriate parties. In performing the services contemplated hereby, JPMorgan will be entitled to rely upon and assume, without independent verification, the accuracy and completeness of all information that is available from public sources and all information that has been provided to it by, or on behalf of, the Advisor, and JPMorgan shall have no obligation to verify the accuracy or completeness of any such information and will have no liability to the Advisor or any third party for any information contained in the Offering Materials.

     12. Anti-Money Laundering. JPMorgan acknowledges and agrees that it has established an Anti-Money Laundering Program ("AML Program") that is designed to comply with, as applicable, the USA Patriot Act of 2001, the U.K. Money Laundering Regulations 1993 and 2001 and other applicable laws and regulations relating to the prevention of money laundering and that it will provide its services under this Agreement in accordance with such AML Program.

     13. Indemnification and Contribution. In consideration of the engagement hereunder, the Advisor and the Fund agree to the indemnification and contribution provisions set forth in Annexes B and C hereto, which provisions are incorporated by reference herein and constitute a part hereof.

     14. Engagement Period, Termination and Survival. JPMorgan may terminate its engagement hereunder for any reason (or without reason) at any time upon written notice to the Advisor and the Fund and the Advisor and the Fund may terminate the engagement of JPMorgan hereunder for any reason (or without reason) at any time commencing one year after the date of this Agreement upon five days written notice to JP Morgan, without any liability or continuing obligation of any party to any other party; provided that the provisions of this Agreement relating to the payment of fees, indemnification and contribution, use of references to JPMorgan, confidentiality, governing law and submission to jurisdiction will survive any termination or expiration of this Agreement and the issuance of Interests.

     15. Governing Law.

     This Agreement, including Annexes A, B and C hereto, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof. The parties hereto irrevocably agree to waive trial by jury in any action, proceeding, claim or counterclaim brought by or on behalf of either party related to or arising out of this Agreement or the performance of services hereunder.

     Each of the parties hereto irrevocably agrees that any state or federal court sitting in the City of New York shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute arising out of or relating to this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts. The Advisor and the Fund hereby agree that service of any process, summons, notice or document by hand delivery or registered mail upon it shall be effective service of process for any suit, action or proceeding brought in any such court. Each of the parties irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Each of the parties agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon them and may be enforced in any other court to whose jurisdiction such party is or may in the future be subject, by suit upon judgment. Each of the parties further agree that nothing herein shall affect the others' right to effect service of process in any other manner permitted by law.

     16. Miscellaneous.

     a. This Agreement, together with Annexes A, B and C, contain the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto. This Agreement may not be amended or modified except by a writing executed by each of the parties hereto. Section headings herein are for convenience only and are not a part of this Agreement. This Agreement is solely for the benefit of the Advisor, the Fund and JPMorgan, and no other person shall acquire or have any rights under or by virtue of this Agreement. This Agreement may not be assigned by any party hereto without the other parties' prior written consent. No party hereto shall be responsible or have any liability to any other party for any indirect, special or consequential damages arising out of or in connection with this Agreement or the transactions contemplated hereby, even if advised of the possibility thereof.

     b. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

If the foregoing correctly sets forth our understanding, please so indicate by signing below.

                                        Very truly yours,

                                        J.P. MORGAN SECURITIES INC.


                                        By:
                                            -----------------------
                                            Name:
                                            Title:

Accepted and agreed to as of
the date first written above.

TORREY ASSOCIATES, LLC


By:
    --------------------------
Name:
Title:

TORREY U.S. STRATEGY PARTNERS, LLC


By:
    --------------------------
Name:
Title:

                                 JPMorgan[LOGO]
                                  Private Bank

ANNEX A
-------

Net Asset Value Information
---------------------------

Estimated net asset value ("NAV") per unit on a monthly basis within 20 calendar days after month-end (unless the 20th calendar day falls on a weekend or Federal holiday in which case delivery will occur on the next business day).

Monthly fees or allocations per unit (e.g., management fees and investor servicing fees, itemized separately).

Investor Communications (in electronic format, where possible)
--------------------------------------------------------------

Written monthly updates to JPMorgan

Quarterly letter/report to investors

Tax Reporting
-------------

Reasonable best efforts to provide both JPMorgan and the JPM Investors with estimates of K-1 information for JPM Investors in the Fund by April 1 of such year, and as soon as reasonably practicable thereafter provide JPM Investors in the Fund with final K-1s including, without limitation, (A) information necessary to comply with the investors' reporting requirements under the U.S. tax shelter regulations and any analogous state, local or foreign regulations and information with respect to any "unrelated business taxable income" (within the meaning of the Code) derived by the Fund and (B) account number, inserted in the upper left-hand corner of each K-1, for tracking purposes

Provide JPMorgan with information necessary to permit a JPM Investor to make appropriate tax elections in a timely manner with respect to, and to permit a JPM Investor to satisfy its U.S. income tax return filing requirements arising from, any direct or indirect investment by the Fund in a "passive foreign investment company" or a "controlled foreign corporation" or any additional U.S. income tax return filing requirements of a JPM Investor resulting from the ownership interest in the Fund.

Other
-----

Standing settlement instructions and contact list

Updated register (in Excel) within 15 calendar days of each month-end containing investor name, tax ID number, account number, closing balance, and subscription date.

                                 JPMorgan[LOGO]
                                  Private Bank

ANNEX B
-------

Capitalized terms used but not defined in this Annex B have the meanings assigned to such terms in the letter agreement to which this Annex B is attached (the "Agreement").

     Pursuant to the Agreement, the Advisor and the Fund (the "Fund Indemnifying Parties") agree to indemnify and hold harmless JPMorgan, its affiliates, and the respective directors, officers, agents, and employees of JPMorgan and its affiliates and each other entity or person, if any, controlling JPMorgan or any of its affiliates (JPMorgan and each such entity or person being referred to as an "JPM Indemnified Person") from and against any losses, claims, demands, damages, or liabilities (or actions or proceedings in respect thereof) of any kind relating to (i) any untrue statement of a material fact or omission to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading contained in the Offering Materials, any selling material or any other material prepared by the Advisor or the Fund and furnished to JPMorgan or prepared by JPMorgan and approved in writing by the Fund or the Advisor for use by JPMorgan; (ii) any material breach by the Fund or the Advisor of any provision of this Agreement including any representation, warranty, covenant or agreement set forth herein; or (iii) any material violation of any applicable law by the Advisor or the Fund or their respective employees, agents, representatives, officers, directors, shareholders or partners and to reimburse JPMorgan and any other JPM Indemnified Person on a current basis for all expenses (including, without limitation, fees and disbursements of counsel) incurred by JPMorgan or any such other JPM Indemnified Person in connection with investigating, preparing, or defending any investigative, administrative, judicial, or regulatory action or proceeding in any jurisdiction, whether or not in connection with pending or threatened litigation to which JPMorgan (or any other JPM Indemnified Person) or either of the Fund Indemnifying Parties is subject. The Fund Indemnifying Parties will not, however, be responsible for any such losses, claims, demands, damages, liabilities, or expenses of any JPM Indemnified Person that are determined by final and nonappealable judgment of a court of competent jurisdiction to have resulted primarily from such JPM Indemnified Person's gross negligence or willful misconduct. The Fund Indemnifying Parties also agree that no JPM Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Fund Indemnifying Parties for or in connection with the Agreement, any transactions contemplated thereby or JPMorgan's role or services in connection therewith, except for any such liability for losses, claims, demands, damages, liabilities or expenses incurred by the Fund Indemnifying Parties that are determined by final and nonappealable judgment of a court of competent jurisdiction to have resulted primarily from such JPM Indemnified Person's gross negligence or willful misconduct.

     The agreement of the Fund Indemnifying Parties in this Annex B to indemnify is conditioned upon the JPM Indemnified Person giving notice to a Fund Indemnifying Party within 30 days after the summons or other first legal process for any claim, notice of claim or arbitration demand as to which indemnity may be sought is served on the JPM Indemnified Person. The Fund Indemnifying Parties shall assume the defense of any such claim or any litigation resulting from it, provided that the JPM Indemnified Persons may participate in such defense at its own expense. The failure of the JPM Indemnified Person to give notice shall relieve the Fund Indemnifying Parties from their indemnity obligation under this Annex B to the extent that such failure materially impaired the ability of the Fund Indemnifying Parties to defend against any such claim or litigation, but such failure shall not relieve the Fund Indemnifying Parties of any liability it may have to the JPM Indemnified Persons other than pursuant to such indemnity obligation.

     The Fund Indemnifying Parties shall not be liable for any settlement of any litigation or proceeding effected without their written consent (which consent shall not be unreasonably withheld), but if settled with such consent or if there be a final judgment for the plaintiff, the Fund Indemnifying Parties agree to indemnify the JPM Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the immediately preceding sentence, if at any time a JPM Indemnified Person shall have requested the Fund Indemnifying Parties to reimburse such JPM Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any claim, action or proceeding as contemplated by this Annex B, the Fund Indemnifying Parties shall be liable for any settlement of any claim, action or proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Fund Indemnifying Parties of such request for reimbursement and (ii) the Fund Indemnifying Parties shall not have reimbursed such JPM Indemnified Person in accordance with such request prior to the date of such settlement. The Fund Indemnifying Parties will not settle any claim, action or proceeding in which a JPM Indemnified Person is an actual or potential party and in respect of which indemnity may be sought hereunder without JPMorgan's written consent, which shall not be unreasonably withheld, unless such settlement includes an unconditional release of such JPM Indemnified Person in form and substance satisfactory to such JPM Indemnified Person from all liability on claims that are the subject matter of such claim, action or proceeding.

     If the foregoing indemnification is for any reason unavailable to a JPM Indemnified Person (other than by reason of the terms hereof), the Fund Indemnifying Parties shall contribute to the losses, claims, demands, damages, liabilities and expenses referred to herein that are paid or payable by such JPM Indemnified Person in such proportion as is appropriate to reflect the relative economic interests of the Fund Indemnifying Parties, on the one hand, and of JPMorgan, on the other hand, in the transactions contemplated by the Agreement (whether or not consummated) and any other relevant equitable considerations. For purposes of this paragraph, the relative interests of the Fund Indemnifying Parties, on the one hand, and JPMorgan, on the other hand, in the transactions contemplated by the Agreement shall be deemed to be in the same proportion as
(a) the total proceeds received or contemplated to be received by the Fund Indemnifying Parties in the transactions contemplated by the Agreement (whether or not any such transaction is consummated), bears to (b) the fees paid or to be paid to JPMorgan under the Agreement; provided, however, that to the extent permitted by applicable law, in no event shall JPMorgan or any other JPM Indemnified Person be required to contribute an aggregate amount for all JPM Indemnified Persons in excess of the aggregate fees actually paid to JPMorgan pursuant to the Agreement.

     The provisions contained in this Annex B shall be in addition to any liability which the Fund or the Advisor may otherwise have to JPMorgan or any other JPM Indemnified Person, shall not be limited by any rights of JPMorgan or any other JPM Indemnified Person that they may otherwise have, shall be governed by the laws of the State of New York, and shall remain operative and in full force and effect regardless of the expiration or any termination of the Agreement or of JPMorgan's engagement thereunder.

                                 JPMorgan[LOGO]
                                  Private Bank

ANNEX C
-------

Capitalized terms used but not defined in this Annex C have the meanings assigned to such terms in the letter agreement to which this Annex C is attached (the "Agreement").

     Pursuant to the Agreement, J.P. Morgan Securities Inc. (the "JPM Indemnifying Party") agrees to indemnify and hold harmless the Advisor and the Fund, their affiliates, and the respective directors, officers, agents, and employees of the Advisor and the Fund and their affiliates and each other entity or person, if any, controlling the Advisor and the Fund or any of their affiliates (the Advisor, the Fund and each such entity or person being referred to as a "Fund Indemnified Person") from and against any losses, claims, demands, damages, or liabilities (or actions or proceedings in respect thereof) of any kind primarily relating to any material breach by JPMorgan of any provision of this Agreement including of any representation, warranty, covenant or agreement set forth therein, and to reimburse the Advisor and the Fund and any other Fund Indemnified Person on a current basis for all reasonable and documented out-of-pocket expenses (including, without limitation, fees and disbursements of counsel) incurred by the Advisor, the Fund or any such other Fund Indemnified Person in connection with investigating, preparing, or defending any investigative, administrative, judicial, or regulatory action or proceeding in any jurisdiction primarily relating to or arising out of any material breach by JPMorgan of its obligations under this Agreement (a "Covered Proceeding"), whether or not in connection with pending or threatened litigation to which the Advisor, the Fund (or any other Fund Indemnified Person) or the JPM Indemnifying Party is subject. The Fund Indemnified Parties shall provide the JPM Indemnifying Party with prompt written notice of the details of any claim for which they seek indemnification hereunder, it being understood and agreed that the failure to provide prompt written notice shall not limit the Fund Indemnified Parties' right to indemnification hereunder except to the extent that the Fund Indemnifying Party has actually been prejudiced thereby. The JPM Indemnifying Party will not, however, be responsible for any such losses, claims, demands, damages, liabilities, or expenses of any Fund Indemnified Person that are determined by final and nonappealable judgment of a court of competent jurisdiction to have resulted primarily from any Fund Indemnified Person's material breach of its obligations under the Agreement.

     The agreement of the JPM Indemnifying Party in this Annex C to indemnify is conditioned upon the Fund Indemnified Person giving notice to the JPM Indemnifying Party within 30 days after the summons or other first legal process for any claim, notice of claim or arbitration demand as to which indemnity may be sought is served on the Fund Indemnified Person. The JPM Indemnifying Party shall assume the defense of any such claim or any litigation resulting from it, provided that the Fund Indemnified Persons may participate in such defense at its own expense. The failure of the Fund Indemnified Person to give notice shall relieve the JPM Indemnifying Party from its indemnity obligation under this Annex C to the extent that such failure materially impaired the ability of the JPM Indemnifying Party to defend against any such claim or litigation, but such failure shall not relieve the JPM Indemnifying Party of any liability it may have to the Fund Indemnified Persons other than pursuant to such indemnity obligation.

     The JPM Indemnifying Party shall not be liable for any settlement of any litigation or proceeding effected without its written consent (which consent shall not be unreasonably withheld), but if a Covered Proceeding is settled with such consent or if there be a final judgment for the plaintiff in a Covered Proceeding, the JPM Indemnifying Party agrees to indemnify the Fund Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the immediately preceding sentence, if at any time a Fund Indemnified Person shall have requested the JPM Indemnifying Party to reimburse such Fund Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Covered Proceeding as contemplated by this Annex C, the JPM Indemnifying Party shall be liable for any settlement of such Covered Proceeding effected without its written consent if
(i) such settlement is entered into more than 30 days after receipt by the JPM Indemnifying Party of such request for reimbursement and (ii) the JPM Indemnifying Party shall not have reimbursed such Fund Indemnified Person in accordance with such request prior to the date of such settlement. The JPM Indemnifying Party will not settle any Covered Proceeding in which a Fund Indemnified Person is an actual or potential party and in respect of which indemnity may be sought hereunder without the Advisor and the Fund' written consent, which shall not be unreasonably withheld, unless such settlement includes an unconditional release of such Fund Indemnified Person from all liability on claims that are the subject matter of such Covered Proceeding.

     If the foregoing indemnification is for any reason unavailable to a Fund Indemnified Person (other than by reason of the terms hereof), the JPM Indemnifying Party shall contribute to the losses, claims, demands, damages, liabilities and expenses referred to herein that are paid or payable by such Fund Indemnified Person in such proportion as is appropriate to reflect the relative economic interests of the JPM Indemnifying Party, on the one hand, and of the Advisor and the Fund, on the other hand, in the transactions contemplated by the Agreement (whether or not consummated) and any other relevant equitable considerations.

     The provisions contained in this Annex C shall be in addition to any liability which JPMorgan may otherwise have to the Advisor, the Fund or any other Fund Indemnified Person, shall not be limited by any rights of the Advisor, the Fund or any other Fund Indemnified Person that they may otherwise have, shall be governed by the laws of the State of New York, and shall remain operative and in full force and effect regardless of the expiration or any termination of the Agreement or of JPMorgan's engagement thereunder.

SK 80350 0024 794514